UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:	Commission File Number:
September 15, 2000	333-36447

FEDERAL DATA CORPORATION
(Exact name of Registrant as specified in its charter)

DELAWARE	52-0940566
(State or other jurisdiction of	(I.R.S. Employer Identification
incorporation)	Number)

4800 Hampden Lane Bethesda, MD 20814
(Address of principal executive offices) (Zip Code)

(301) 986-0800
(Registrant's telephone number, including area code)

Not Applicable
(Former name, former address, and former fiscal year, if
changed since last report)

Item 5. Other Events

On September 5, 2000, Federal Data Corporation, a Delaware corporation ("FDC"), Northrop Grumman Corporation, a Delaware corporation ("Northrop"), Splice Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Northrop ("Splice"), and TC Group, L.L.C., a Delaware limited liability company and solely in its capacity as a representative to act on behalf of FDC shareholders and option holders ("TC Group"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which, among other things, Splice will merge with and into FDC, which will be the surviving corporation in the merger, and FDC will become a wholly-owned subsidiary of Northrop (the "Merger").

Under the terms and conditions of the Merger Agreement, Northrop will acquire FDC for approximately $302 million. In connection with the closing of the Merger, FDC's Senior Subordinated Notes will be redeemed in accordance with the terms of the Senior Subordinated Notes and Section 3.03 of the Indenture. The Merger and the Merger Agreement have been approved by the Board of Directors of FDC and shareholders of FDC holding a majority of total votes entitled to vote by all holders of Common Stock of FDC.

Consummation of the Merger is subject to satisfaction of numerous conditions, including, without limitation, receipt of requisite governmental approvals.

The summary of the transactions described above are, in each case, qualified in their entirety by reference to the Merger Agreement, a copy of which is an exhibit hereto.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a) - (b)   Not applicable.

(c)   Exhibits.

2.1      Agreement and Plan of Merger, dated as of September 5, 2000, by and among Northrop Grumman Corporation, Splice Acquisition Corp., Federal Data Corporation, and TC Group, L.L.C.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL DATA CORPORATION

By:	/ s/ James M. Dean
James M. Dean Vice President, Chief Financial Officer and Treasurer
Date: September 15, 2000

EXHIBIT INDEX

* 2.1      Agreement and Plan of Merger, dated as of September 5, 2000, by and among Northrop Grumman Corporation, Splice Acquisition Corp., Federal Data Corporation, and TC Group, L.L.C.

*  Filed herewith.